Exhibit 10.50

October 15, 2001


Dr. Morrison Bethea
2633 Napoleon Avenue
New Orleans, LA  70115

Dear Dr. Bethea:

    Supplemental Agreement Providing an Amendment to the
   Consulting Agreement of November 1, 1993 as amended and
        Supplemental Agreement of December 21, 1999.

I am writing in reference to the Consulting Agreement of November 1, 1993 ("The Consulting Agreement"), and the
Supplemental Agreement of December 21, 1999, between you and
FM Services Company (The "Company").

By way of this Supplemental Agreement, the Company would like to:

     Increase your annual retainer from $140,000 to $145,000
     effective November 1, 2001

     Amend paragraph 8 of the Consulting Agreement of November 1, 1993 to the following:

     8. For travel outside the continental United States, transportation and other travel expenses will be reimbursed by the Company. Also, the Company will pay you a per diem of $300/hr., subject to a maximum of $2,400/day for days required away from your medical practice.

This Supplemental Agreement also confirms the automatic renewal of the Consulting Agreement for period November 1, 2001 through October 31, 2002. All other terms and conditions of your Consulting Agreement as amended and the Supplemental Agreement referenced above with FM Services
Company will remain unchanged.

Please confirm that the foregoing correctly sets forth your understanding with respect to this matter by signing both originals of this Supplemental Agreement and returning one to me.



Very truly yours,                  AGREED TO AND ACCEPTED


BY: /s/Dr. Morrison Bethea
    ----------------------
    Dr. Morrison Bethea

Don Whitmire
Senior Vice President

DATE:  10/19/01